Exhibit 10.33
AGREEMENT AND RELEASE

THIS AGREEMENT is made on the 25nd day of August, 2006, by and among Henry O. Schramm (hereinafter called “Employee”) and PMA Capital Corporation and Pennsylvania Manufacturers’ Association Insurance Company and their affiliates, (hereinafter called “Employer”).

RECITAL

WHEREAS, Employer has determined to terminate Employee’s employment; and

WHEREAS, the Employee has agreed to resign his position, and Employee and Employer have agreed to enter into this Agreement and Release (“Agreement”) to resolve any and all issues that may exist between them concerning Employee’s employment and separation from employment.

NOW THEREFORE, Employer and Employee, for good and valuable consideration, and intending to be legally bound, agree as follows:

1.  Resignation Date. Employee’s employment with Employer and its affiliates terminated effective August 10, 2006 (“Termination Date”).

2.  Severance Pay.

a) Employer shall provide severance pay to Employee equal to twenty (20) weeks of pay, calculated as two (2) weeks of pay for each year of service up to a maximum of 26 weeks and a minimum of four (4) weeks (“Severance Period”) as provided in the PMA Capital Corporation and Pennsylvania Manufacturers’ Association Insurance Company Amended and Restated Severance Pay Plan (the “Severance Plan”).

b) Based on the foregoing, Employer shall provide severance pay to Employee in the sum of $110,769.23 less all applicable withholding taxes and other deductions (“Severance Pay”). The Severance Pay shall be payable in accordance with its standard payroll periods the gross amount of twelve thousand dollars ($12,000) until the gross sum of one hundred ten thousand seven hundred sixty nine dollars and twenty three cents ($110,769.23), less taxes and necessary withholdings, has been paid. In addition, within thirty (30) days following the Effective Date of this Agreement as defined in paragraph 21, Employer shall pay Employee the gross sum of thirty three thousand two hundred thirty dollars ($33,230.00), less taxes and necessary withholdings, as additional consideration.

c) If Employee dies before all amounts due Employee under this paragraph 2 have been paid to Employee, then Employer will pay any remaining amounts due Employee to Employee’s surviving spouse, or if there is no surviving spouse, to Employee’s estate, in a lump sum within 90 calendar days after the date of death.

3.  Benefits. Except as otherwise set forth in sub-paragraphs a) through c) below, all of Employee’s employee benefits, including, but not limited to, health, welfare and disability benefits, shall terminate as of the Termination Date.

a)  Employee’s Group Term Life Insurance, Dependent Child Life Insurance and Spousal Life Insurance group coverages will terminate at the end of the Severance Period. Employee may convert all or part of these group coverages to non-group coverages provided that Employee shall be responsible for the payment of all premiums after the end of the Severance Period.

b) In the event Employee elects to continue health insurance coverage through the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and returns this executed Agreement, and further does not revoke this Agreement within the seven day revocation period, as provided under the Severance Plan, Employer will, during the Severance Period (“Continuation Period”), continue to pay the same monthly subsidy of the premiums for such health insurance continuation as was being paid by Employer prior to the Termination Date. The Continuation Period for payment of health insurance premiums under this Agreement shall commence on August 11, 2006, and conclude on December 29, 2006. Employee must, during the Continuation Period, make timely monthly premium payments under COBRA for such health insurance coverage to the extent that the COBRA premium exceeds the monthly subsidy paid by the Employer. After the Continuation Period, Employee must make the full monthly COBRA premium payment to continue the COBRA health insurance coverage. Notwithstanding the foregoing, to the extent that Employee’s (or a qualified beneficiary’s) right to COBRA continuation coverage terminates prior to the end of the Continuation Period, Employer’s obligation to pay the monthly premium subsidy shall cease.

c) The Continuation Period for payment of health insurance premiums under this Agreement shall be deemed to run concurrently with the continuation period federally mandated by COBRA (generally 18 months), or any other legally mandated federal, state, or local coverage period for benefits provided to terminated employees under the Employer’s group health care plan. The Continuation Period will be deemed to commence on August 11, 2006, whether or not COBRA coverage is actually elected at such time or deferred until the expiration of the Continuation Period. Notwithstanding the foregoing, COBRA coverage will only be available if Employee is eligible for COBRA coverage elected in the time and manner prescribed, and Employee timely remits Employee’s payments of the premiums, as required, for COBRA coverage

d) Nothing in this paragraph 3 will affect the Employee’s vested benefits, if any, under PMA Capital Corporation’s qualified and non-qualified employee plans; the existence, amount, and payment of such benefits shall be determined pursuant to the applicable provisions of the applicable plans, and as outlined in Addendum A attached hereto.

Vacation Pay. Payment for accrued unused vacation days will be made as soon as practicable after the Termination Date. Employees who participate in the Purchased Personal Time program will be reimbursed for any amounts paid for days not used. Employee agrees that the amount of Severance Pay defined in paragraph 2(a) to which the

Employee would be eligible will be reduced by any amounts due from the Employee for days used, but not fully paid for, under the Purchased Personal Time program.

4.  Unemployment Compensation. If Employee elects to file a claim for unemployment compensation benefits, Employer will not contest Employee’s eligibility. Employer will, upon request, confirm the resignation of Employee’s employment.

5.  Outplacement Assistance. Employer agrees to engage the services, on Employee’s behalf and at employer’s direction and expense, the services of an outplacement company, who will assist employee with job search support. Services will be available for six months, beginning immediately upon the expiration of the revocation period as described in section 21 of this document.

6.  Business Expenses. Employer agrees to reimburse Employee for regular, pre-approved, business expenses incurred prior to the Termination Date; provided that Employee submits appropriate and complete documentation that is satisfactory to Employer to support Employee’s claim for such reimbursement and requests such reimbursement upon acceptance of this Agreement. Employee warrants that Employee has surrendered any and all credit cards issued to Employee through Employer on or prior to the date hereof, and shall not incur any additional expenses on behalf of Employer nor seek reimbursement therefor after the date of this Agreement.

7.  Referrals of Employment. All referrals for verification of employment should be directed solely to Andrew J. McGill, Vice President, Human Resources, Pennsylvania Manufacturers’ Association Insurance Company. Upon request, verification will note that Employee resigned his position, and received positive evaluations during his tenure.

8.  Agreements and Covenants. Employee agrees that:

   a)     Employee has no claim to, nor will Employee seek or receive, any other money or consideration from Company.

   b)    Employee returned to Employer on August 18, 2006 all known company property including, but not limited to, company-provided automobiles, cell telephones, identification cards, access cards, personal laptop computers, company manuals, equipment, records and files, including any and all copies of same, as well as electronic and paper records whether or not they are stored on the Employer’s premises.

   c)    Employee will not disclose or make known to anyone (other than in the good faith performance of Employee’s services to Employer before the Termination Date) other than employees of Employer, or use for Employee’s benefit, or the benefit of any corporation, firm, entity or person unrelated to Employer any knowledge, information or materials belonging to Employer or its Affiliates about their products, services, know-how, customers, business plans or financial, marketing, pricing, compensation and other proprietary matters (“Confidential Information”), whether or not subject to trademark, copyright, trade secret or other protection, which was made known to Employee (whether or not with the knowledge and permission of Employer, whether or not developed, devised or otherwise created in whole or in part by the efforts of Employee and whether or not a matter of public knowledge unless as a result of authorized disclosure) by reason of Employee’s employment by Employer. However, after such Confidential Information has become public knowledge, Employee shall have no further obligation under this paragraph regarding that publicly known Confidential Information so long as Employee was in no manner responsible, directly or indirectly, for permitting such Confidential Information to become public knowledge without the consent of Employer or the applicable Affiliate.

   d)     Employer and Employee will not make any public or private statements or other utterances, written or oral, or act in any manner that is intended to, or does in fact disparage or damage the other party, or the goodwill of the business of Employer, or the business or personal reputation of any of its directors, officers, agents or employees, clients or suppliers.

   e)     A violation on the part of the Employer or Employee of the covenants contained in paragraphs (c) or (d) above will cause irreparable damage to the parties such that it is and will be impossible to estimate or determine the damage that will be suffered by the parties in the event of a breach of such covenants. Therefore, the parties further agree that the parties shall be entitled, as a matter of course, to an injunction out of any court of competent jurisdiction, restraining any further violation of such covenant or covenants. This right to an injunction shall be in addition to all other rights and remedies afforded by law and under this Agreement.

9.  Release. Employee, for him or her self, and Employee’s executors, administrators, heirs and assigns:

a)  For and in consideration of the monies and benefits provided to Employee by Employer, as more fully described in this Agreement, and for other good and valuable consideration, Employee hereby fully waives, releases, and forever discharges Employer, and each and all of their past and present subsidiaries, parent and related corporations, companies and divisions, and their past and present respective officers, directors, shareholders, trustees, employees, attorneys, agents and affiliates, and their predecessors, successors and assigns (hereinafter collectively referred to as “Releasees”) of and from any and all rights, debts, claims, actions, liabilities, agreements, damages, or causes of action (hereinafter collectively referred to as “claims”), of whatsoever kind or nature, whether in law or equity, whether known or unknown, that Employee ever had or now has in any capacity, either individually, or as a director, officer, representative, agent or employee of Releasees against any or all of the Releasees, for, upon, or by reason of any cause, matter, thing or event whatsoever occurring at any time up to and including the date Employee signs this Agreement. Employee acknowledges and understands that the claims and rights being released in this paragraph include, but are not limited to, all claims and rights arising from or in connection with any agreement of any kind Employee may have had with any of the Releasees, or in connection with Employee’s employment or termination of employment, all claims and rights for wrongful discharge, breach of contract, either express or implied, interference with contract, emotional distress, back pay, front pay, benefits, fraud, misrepresentation, defamation, claims and rights arising under the Civil Rights Acts of 1964 and 1991, as amended, (which prohibits the discrimination in employment based on race, color, national origin, religion or sex), the Americans with Disabilities Act (ADA), as amended (which prohibits discrimination in employment based on disability), the Age Discrimination in Employment Act (ADEA), as amended (which prohibits age discrimination in employment), Worker Adjustment and Retraining Notification Act (WARN), the National Labor Relations Act, the Fair Labor Standards Act, the Employee Retirement Income Act of 1974 (ERISA), as amended, the Family and Medical Leave Act (FMLA), as amended, the Pennsylvania Wage and Hour Laws, the Pennsylvania Wage Payment and Collection Law, the Pennsylvania Human Relations Act, the Health Insurance Portability and Accountability Act (HIPPA), and any and all other claims or rights whether arising under federal, state, or local law, rule, regulation, constitution, ordinance or public policy. Employee agrees that Employee will not initiate any civil complaint or institute any civil lawsuit, or file any arbitration against Releasees, or any one of them, based on the fact or circumstance occurring up to and including the date of the execution by Employee of this Agreement. This Release does not cover claims relating to the validity or enforcement of this Agreement.

b)  Employee hereby agrees to waive any provisions of state or federal law that explicitly or implicitly would prevent the application of this Agreement to claims which Employee does not know of or expect to exist in Employee’s favor at the time of executing this Agreement which, if known by Employee, would have materially affected his decision to execute this Agreement. In addition, Employee hereby agrees to waive any provisions of state or federal law which might require a more detailed specification of the claims being released pursuant to the provisions of this Agreement.

c)      Notwithstanding anything to the contrary set forth herein, Employee does not hereby release Employer from any obligation to indemnify Employee for third-party claims to which he may be entitled in the future in accordance with Employer’s Bylaws or pursuant to any insurance policies of the Employer covering directors and officers of the Employer.

10.   No Lawsuits. Employee understands and acknowledges that Employer’s purpose for entering into this Agreement is to avoid any civil litigation or filing of arbitration by Employee. Therefore, in the event the Employee has filed or files any civil complaint, institutes any civil lawsuit, or initiates or continues any civil action whatsoever, for a claim that is being released under paragraph 9 (excepting only an action to compel compliance by Employer with this Agreement) against any of the Releasees, the Employee shall pay back to Employer Seventy-Five percent (75%) of all monies received or paid out under paragraphs 2 and 3b, and any other thing of value received under this Agreement to that date, with the maximum amount of interest allowed by law compounded annually, and to pay Releasees their costs and attorney’s fees in such action. With respect to the Employee’s obligations to the Releasees under paragraph 9, the Releases shall also have the right of set-off against any obligation to the Employee whether or not under this Agreement. The provisions of this paragraph 10 shall be inapplicable in any matters regarding the ADEA.

11.   Cooperation. Employee agrees to cooperate fully with Employer, its legal counsel and/or insurance carrier in the defense of any claim, suit, action, charge, complaint or controversy arising out of the Employee’s employment or area of responsibility (including depositions, hearings and judicial proceedings, if necessary); provided that such cooperation does not interfere with the Employee’s normal work hours with a subsequent employer and the Employer reimburses Employee for reasonable out-of-pocket travel expenses incurred by Employee in fulfilling his obligations under this paragraph 11. Such cooperation includes, but is not limited to, meeting with Employer personnel and/or its attorneys in order to prepare for any such deposition, hearing or judicial proceeding. Employee acknowledges that Employee has advised Employer’s legal counsel completely and candidly of all facts that Employee is personally aware of that constitutes or might reasonably constitute violations of Employer’s ethical standards, legal or regulatory obligations.

12.   No Contract of Employment. This Agreement does not create and is not evidence of a contract of employment between Employee and Employer. Employee understands, as does Employer, that the employment relationship has at all times been one of employment-at-will, with either party having the right to terminate the employment relationship at any time with or without cause. Such mutual right of termination has been in full force and effect throughout the entire period of Employee’s employment with Employer

13.   Reemployment. If the Employee is rehired by the Employer or any of its affiliates prior to the Employee’s receipt of his/her Severance Pay, all rights to amounts payable under this Agreement and Release shall cease and this Agreement and Release shall automatically terminate and be of no force or effect.

14.   No Legal Liability. Employee agrees that the payments made and other consideration received pursuant to this Agreement are not to be construed as an admission of legal liability by Releasees or any one of them and that no person or entity shall utilize this Agreement or the consideration received pursuant to this Agreement as evidence of any admission of liability since Releasees expressly deny liability. Employer is entering into this Agreement solely for the purpose of effectuating a mutually satisfactory severance of Employee’s employment.

15.   Confidential Agreement. Employee agrees that the terms of this Agreement shall remain confidential and shall not be disclosed or publicized under any circumstances to any other person or entity (other than appropriate governmental officials, or Employee’s spouse, counsel and accountant) unless authorized, in writing, by Employer or as otherwise ordered by a court of competent jurisdiction or permitted by law. Employer agrees that the terms of this Agreement shall remain confidential and shall not be disclosed or publicized unless required by law or regulation.

16.   Severability. Should any clause of this Agreement be found to be in violation of law, or ineffective or barred for any reason whatsoever, the remainder of the Agreement shall continue in full force and effect; provided however, that if any release, waiver or agreement set forth or referred to in this Agreement, including, but not limited to, those set forth in paragraphs 8, 9, and 10, is declared to be invalid, illegal or unenforceable, in whole or in part, Employer shall have the right to elect to consider its obligations under this Agreement to be null and void as of the date of execution of this Agreement and, in such case, any payments or benefits that had been afforded under this Agreement shall be returned to Employer with the maximum amount of interest permitted by law, compounded annually, except to the extent inconsistent with the ADEA.

17.   Remedies Cumulative. The Employee agrees that the remedies under paragraphs 8, 10 and 16 shall not constitute or be construed to constitute liquidated damages and shall not in any way cancel or impair any right or remedy at law or equity which Employer may otherwise have.

18.   No Assignment. The rights and obligations conferred hereunder shall not be subject to assignment without the prior consent of both Employee and Employer.

19.   Exclusive Agreement. Employee affirms that the only consideration for the signing of this Agreement is the terms stated herein and that no other representations, promises or agreements of any kind have been made to Employee by any person or entity whatsoever to cause Employee to sign this Agreement. Employee and Employer affirm that this Agreement sets forth the entire agreement between the parties with respect to the subject matter contained herein and supersedes all prior or contemporaneous agreements or understandings between the parties with respect to employment and/or the subject matter contained herein. No alteration or other modification of this Agreement shall be effective unless made in writing and signed by both parties.

20.   Acknowledgement. Employee acknowledges that Employee has read this Agreement and that Employer has recommended and advised Employee to consult with an attorney prior to executing this Agreement. Employee further acknowledges that Employee has been given a period of twenty-one (21) days within which to consider this Agreement before executing it, and that if Employee does so before the end of such period, Employee does so of Employee’s own free will and with the full knowledge that Employee could have taken the full period. In the event Employee desires to execute this Agreement prior to the end of the twenty-one (21) day period, Employee shall also execute and provide to the Employer an endorsement as provided in Exhibit “A”. If Employee does not execute the Agreement on or before September 15, 2006 the offer by Employer to enter into this Agreement shall automatically be withdrawn, and this Agreement shall be deemed null and void without any further action by Employer.

21.   Effective Date. This Agreement will not become effective or enforceable until after seven (7) days after Employee executes it without revocation. Employee may revoke this Agreement within the seven (7) day period by sending written notice to Employer, Attention: Andrew J. McGill, Vice President, Human Resources, Pennsylvania Manufacturers’ Association Insurance Company, but such notice must be received within that seven (7) day period to be valid. If the Employee so revokes this Agreement, the offer of the terms contained herein shall be automatically withdrawn, and this Agreement shall be deemed null and void without any further action by Employer. If revocation is not received within the seven (7) day period referred to above, this Agreement will go into effect on the first business day immediately following the expiration of that seven (7) day period (“Effective Date”).

22.   Affirmation. Employee affirms that (a) Employee has carefully read the foregoing Agreement, (b) Employee fully understands the meaning, intent, and consequences of this document, (c) Employee has signed the Agreement voluntarily, knowingly and without any force and coercion, and (d) Employee intends to be bound by the promises contained in this Agreement for the consideration stated in the Agreement and (e) Employee agrees that the total compensation provided under this Agreement and Release includes compensation and consideration that is not required by the policies and procedures of Employer, its past or present parent, direct and indirect subsidiaries or affiliates and such compensation and consideration are not something to which Employee was or is indisputably entitled, but is solely being provided to Employee in consideration of Employee’s full, final and complete release of any and all rights and claims under this Agreement and Release and Employee’s complete and timely performance of all of the Employee’s obligations that are contained within this Agreement and Release.

23.   Withholding Taxes. All applicable federal, state and local withholding taxes shall be withheld from the payments made to Employee under and in connection with this Agreement.

24.   Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

25.   Successors and Assigns. All covenants and other agreements in this Agreement contained by or on behalf of the parties hereto shall bind and inure to the benefit of their respective successors, heirs and assigns.

26.   Governing Law. This Agreement shall be interpreted and enforced pursuant to the internal laws of the Commonwealth of Pennsylvania.

27.   Waiver. No term or provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by all parties hereto.

28.   Notices. All notices or other communications hereunder shall be in writing and addressed as follows:

To Employer:

PMA Capital Corporation and
Pennsylvania Manufacturers’ Association Insurance Company
380 Sentry Parkway
Blue Bell, PA 19422
Attention: Andrew J. McGill

To Employee:

Henry O. Schramm
53 Longview Circle
Berwyn, PA 19312

or to such other addresses or persons as the parties, from time to time, may furnish one another by notice given in accordance with this paragraph. All notices or other communications addressed pursuant to this paragraph 28 and sent: (i) via facsimile or personal delivery shall be effective when received; and (ii) via first-class mail, postage pre-paid or overnight mail shall be effective when properly deposited.

TAKE THIS AGREEMENT AND RELEASE HOME, READ IT, AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT: IT INCLUDES A
RELEASE OF KNOWN AND UNKNOWN CLAIMS.

BY SIGNING THIS AGREEMENT AND RELEASE, YOU ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT AND RELEASE, UNDERSTAND IT AND ARE VOLUNTARILY ENTERING INTO IT.

PLEASE RETAIN A COPY OF THIS AGREEMENT AND RELEASE FOR YOUR RECORDS.

AGREED TO AND ACCEPTED BY:

EMPLOYEE

/s/ Henry O. Schramm II
Employee’s Signature

Henry O. Schramm II
Employee’s Name (Print)

August 25, 2006
Date

PMA CAPITAL CORPORATION and

PENNSYLVANIA MANUFACTURERS’ ASSOCIATION INSURANCE COMPANY

By its: /s/ Andrew J. McGill
    Officer’s Signature

     Andrew J. McGill
    Officer’s Name (Print)

    Vice President, Human Resources
    Officer’s Title

    8/10/06
    Date